Exhibit 99.2

Fleet Management Solutions

	Years ended December 31

	2002	2001	2000

	(Dollars in thousands)
Dry revenue(a)	$2,600,379	2,694,215	2,782,670
Fuel services revenue	582,643	658,325	773,320

Total revenue	$3,183,022	3,352,540	3,555,990

Segment NBT	$214,384	194,398	225,088

Segment NBT as a % of dry revenue(a)	8.2%	7.2%	8.1%

(a)	Dry revenue represents revenue excluding fuel services revenue. The Company uses dry revenue, a non-GAAP financial measure, to evaluate the operating performance of the FMS business segment and as a measure of sales activity. Fuel services revenue, which is directly impacted by fluctuations in market fuel prices, is excluded from the dry revenue computation as fuel is largely a pass through to customers for which the Company realizes minimal changes in profitability as a result of fluctuations in fuel services revenue.

Supply Chain Solutions

	Years ended December 31

	2002	2001	2000

	(Dollars in thousands)
Total operating revenue(a)	$977,771	1,022,350	1,095,148
Freight under management (FUM) expense	410,528	431,531	500,104

Total revenue	$1,388,299	1,453,881	1,595,252

Segment NBT	$(6,221)	(6,760)	10,035

Segment NBT as a % of operating revenue(a)	(0.6)%	(0.7)%	0.9%

(a)	Operating revenue represents revenue excluding FUM expense, which are subcontracted freight costs on logistics contracts for which the Company purchases transportation. The Company uses operating revenue, a non-GAAP financial measure, to evaluate the operating performance of the SCS business segment and as a measure of sales activity. FUM expense is deducted from total revenue to arrive at operating revenue as FUM expense is largely a pass through to customers. The Company realizes minimal changes in profitability as a result of fluctuations in FUM expense.

Dedicated Contract Carriage

	Years ended December 31

	2002	2001	2000

	(Dollars in thousands)
Total operating revenue(a)	$514,120	530,080	545,101
Freight under management (FUM) expense	3,841	4,882	6,605

Total revenue	$517,961	534,962	551,706

Segment NBT	$31,157	34,755	37,282

Segment NBT as a % of operating revenue(a)	6.1%	6.6%	6.8%

(a)	Operating revenue represents revenue excluding FUM expense, which are subcontracted freight costs on logistics contracts for which the Company purchases transportation. The Company uses operating revenue, a non-GAAP financial measure, to evaluate the operating performance of the DCC business segment and as a measure of sales activity. FUM expense is deducted from total revenue to arrive at operating revenue as FUM expense is largely a pass through to customers. The Company realizes minimal changes in profitability as a result of fluctuations in FUM expense.